MERRILL LYNCH MUNICIPAL BOND FUND, INC.

INSURED PORTFOLIO

SERIES NO. 2

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
01/11/01	Philadelphia PA GO Bonds Series 2001 5.25% 09/15/15	$3,000,000.	$295,000,000.	Commerce Capital Markets
01/11/01	Philadelphia PA GO Bonds Series 2001 5.25% 09/15/16	$3,200,000.	$295,000,000.	Commerce Capital Markets
01/11/01	Philadelphia PA GO Bonds Series 2001 5.25% 09/15/17	$4,155,000.	$295,000,000.	Commerce Capital Markets
03/07/01	City of Los Angeles CA Dept of Water & Power System Revenue Bonds 2001 Series A 5.25% 07/01/19	$20,000,000.	$1,249,760,000.	JP Morgan
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